As filed with the Securities and Exchange Commission on December 12, 2025

Registration No. 333-277922
Registration No. 333-268754
Registration No. 333-185299

Registration No. 333-103491-01

United States

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-277922

POST-EFFECTIVE AMENDMENT NO. 2 TO
Form S-8 Registration Statement No. 333-268754

POST-EFFECTIVE AMENDMENT NO. 4 TO

Form S-8 Registration Statement No. 333-185299

POST-EFFECTIVE AMENDMENT NO. 3 TO

Form S-8 Registration Statement No. 333-103491-01

UNDER THE SECURITIES ACT OF 1933

UNILEVER PLC

(Exact name of registrant as specified in its charter)

ENGLAND (State or other jurisdiction of incorporation or organization)	Unilever House 100 Victoria Embankment London EC4Y 0DY, England (Address of Principal Executive Offices)	None (I.R.S. Employer Identification No.)

UNILEVER NORTH AMERICA OMNIBUS EQUITY COMPENSATION PLAN

(Full title of the plan)

Unilever United States, Inc.
111 River Street, 8th Floor
Hoboken, New Jersey 07030
Tel: +1 (800) 298-5018

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Mike Bienenfeld

Igor Rogovoy
Linklaters LLP
One Silk Street

London EC2Y 8HQ, United Kingdom
Tel: (+44) 20 7456 2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☐

EXPLANATORY NOTE

Unilever PLC (the “Company” or the “Registrant”) has previously filed registration statements on Form S-8 (File Nos. 333-103491-01, 333-185299, 333-268754, and 333-277922) (collectively, the “Registration Statements”) registering 117,900,000 American Depositary Receipts (“ADRs”), 1,300,000 Ordinary Shares, 1,700,000 Ordinary Shares, and 10,000,000 Ordinary Shares, respectively, for issuance under the Unilever North America Omnibus Equity Compensation Plan (as amended, the “2022 Plan”).

On December 8, 2025, the Company conducted an 8-for-9 consolidation of its existing issued share capital. Pursuant to Rule 416(b) under the Securities Act of 1933, the Registrant hereby amends its Registration Statements by filing these post-effective amendments (the “Post-Effective Amendments”) with the Securities and Exchange Commission to proportionately adjust the number of undistributed securities deemed covered by the Registration Statements.

Furthermore, on November 11, 2025 (the “Effective Date”), the Unilever North America Compensation Committee approved the amended and restated Unilever North America Omnibus Equity Compensation Plan (the “2025 Plan”). As part of these Post-Effective Amendments, the Registrant is filing the 2025 Plan as a new exhibit to the Registration Statements, which replaces the 2022 Plan previously filed as an exhibit to the Registration Statements. The 2025 Plan reflects an updated aggregate share authorization consistent with the total number of Ordinary Shares and ADRs registered under the Registration Statements, as adjusted pursuant to Rule 416(b) and as described herein.

Except to the extent specified above, the Registration Statements, as previously amended, are not amended or otherwise affected by these Post-Effective Amendments. No additional securities are being registered on these Post-Effective Amendments.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The document(s) containing the information specified in Part I will be sent or given to participants in the applicable plan as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents filed or furnished with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) by the Registrant are incorporated by reference into these Post-Effective Amendments:

(1)	The Registrant’s annual report on Form 20-F for the year ended December 31, 2024 (File No: 001-04546), filed with the SEC on March 13, 2025;

(2)	The description of the Ordinary Shares in Exhibit 2.5 to the Registrant’s annual report on Form 20-F for the year ended December 31, 2019 (File No: 001-04546) filed with the SEC on March 9, 2020; and

(3)	The Registrant’s reports on Form 6-K (to the extent designated therein) and all documents filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act after the date of these Post-Effective Amendments, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in these Post-Effective Amendments and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of these Post-Effective Amendments shall be deemed to be modified or superseded for purposes of these Post-Effective Amendments to the extent that a statement contained in these Post-Effective Amendments or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in these Post-Effective Amendments modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of these Post-Effective Amendments after the most recent effective date may modify or replace existing statements contained in these Post-Effective Amendments. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of these Post-Effective Amendments.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Articles 136 and 137 of Unilever PLC’s Articles of Association provide:

“(136) To the extent permitted by the Companies Acts, the Company may:

(A)	indemnify any Relevant Officer against any liability. No Relevant Officer shall be accountable to the Company or the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a Relevant Officer.

(B)	Provide a Relevant Officer with funds to meet expenditure incurred or to be incurred by the Relevant Officer:

(i)	in defending any criminal or civil proceedings in connection with any negligence, default, breach of duty or breach of trust by the Relevant Officer in relation to the Company or an Associated Company of the Company; or

(ii)	in connection with any application for relief under the provisions mentioned in Section 205(5) of the Companies Act 2006; and

(C)	do anything to enable any such Relevant Officer to avoid incurring such expenditure.

For the purpose of this Article 136 and Article 137, “Associated Company” shall have the same meaning as in Section 256 of the Companies Act 2006 and “Relevant Officer” means a Director, former Director or Secretary of the Company or of an Associated Company of the Company.

The terms set out in Section 205(2) of the Companies Act 2006 shall apply to any provision of funds or things done under this Article 136.

(137) So far as may be permitted by applicable law the Company:

(A)	shall provide a Relevant Officer with funds to meet expenditure incurred or to be incurred by the Relevant Officer in defending himself/herself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by the Relevant Officer in relation to the Company or any Associated Company of the Company; and

(B)	may do anything to enable any such Relevant Officer to avoid incurring such expenditure.”

Unilever PLC has a directors’ and officers’ liability insurance policy.

Section 1157 of the Companies Act 2006 of the United Kingdom provides:

“(1) If in proceedings for negligence, default, breach of duty or breach of trust against—(a) an officer of a company, or (b) a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—(a) he may apply to the court for relief, and (b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

See the Exhibit Index below, which is incorporated by reference herein.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of Second Amended and Restated Deposit Agreement dated as of July 1, 2014 by and among Unilever PLC, Deutsche Bank Trust Company Americas, as depositary, and all Holders and Beneficial Owners of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 99(A) to the Registration Statement on Form F-6 (File No. 333-196985) filed with the SEC on June 24, 2014).

4.2*	Unilever North America Omnibus Equity Compensation Plan, as amended March 15, 2024 and November 25, 2024 and approved November 11, 2025.

23.1*	Consent of KPMG LLP as independent registered public accounting firm of the consolidated financial statements of Unilever PLC.

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*            Filed herewith

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on December 12, 2025.

UNILEVER PLC,

By:	/s/ Maria Varsellona
Maria Varsellona
Chief Legal Officer and Group Secretary Unilever PLC

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints Prakash Kakkad, Gabriela Andonova, and Jennifer Poon as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, in any and all capacities to do any and all things and execute any and all instruments that such attorneys may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with the registration under the Securities Act of the securities referred to herein (the “Securities”) and any securities or blue sky law of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said Securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including, specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an officer, director or authorized representative in the United States of America or in any other capacity with respect to these Post-Effective Amendments and any registration statement in respect of the Securities that is to be effective upon filing pursuant to Rule 462(b) and/or such other form or forms as may be appropriate to be filed with the SEC or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the Securities, and with respect to any and all amendments, including post-effective amendments, to these Post-Effective Amendments and to any and all instruments and documents filed as part of or in connection with these Post-Effective Amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments have been signed by the following persons in the capacities indicated below on and on the dates indicated.

Signature	Title	Date

/s/ Ian Meakins	Chair and Non-Executive Director	December 12, 2025
Ian Meakins

/s/ Fernando Fernandez	Director and Chief Executive Officer	December 12, 2025
Fernando Fernandez

/s/ Srinivas Phatak	Director and Chief Financial Officer	December 12, 2025
Srinivas Phatak

/s/ Adrian Hennah	Non-Executive Director	December 12, 2025
Adrian Hennah

/s/ Susan Kilsby	Non-Executive Director	December 12, 2025
Susan Kilsby

/s/ Ruby Lu	Non-Executive Director	December 12, 2025
Ruby Lu

/s/ Benoît Potier	Non-Executive Director	December 12, 2025
Benoît Potier

/s/ Zoe Yujnovich	Non-Executive Director	December 12, 2025
Zoe Yujnovich

/s/ Judith McKenna	Non-Executive Director	December 12, 2025
Judith McKenna

/s/ Nelson Peltz	Non-Executive Director	December 12, 2025
Nelson Peltz

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act, the undersigned, a duly authorized representative of Unilever PLC in the United States, has signed these Post-Effective Amendments in the City of Hoboken, New Jersey on December 12, 2025.

By:	/s/ Luis-Xavier Hernandez
Luis-Xavier Hernandez
Group General Counsel, Beauty & Wellbeing, Unilever Authorized Representative